Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Furniture Brands International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-65714, 333-6990, 333-39355, 333-80189 and 333-100133) on Form S-8 of Furniture Brands International, Inc. of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Furniture Brands International, Inc. as of December 31, 2004 and 2003, the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Furniture Brands International, Inc.

/s/ KPMG LLP

St. Louis, Missouri
March 14, 2005